Exhibit 10.19(b)

EXECUTIVE ALTERNATIVE WORK ARRANGEMENT EMPLOYMENT AGREEMENT

This is an Executive Alternative Work Arrangement Employment Agreement (“Agreement”) entered into between EQT Corporation (together with its subsidiaries, “EQT” or the “Company”) and David L. Porges (“Employee”).
WHEREAS, Employee is an executive officer of EQT who desires to relinquish that status and discontinue full-time employment with EQT but continue employment with EQT on a part-time basis; and
WHEREAS, EQT is interested in continuing to retain the services of Employee on a part-time basis for at least 100 (but no more than 400) hours per year; and
WHEREAS, Employee has elected to modify his/her employment status to Executive Alternative Work Arrangement;
NOW, THEREFORE, in consideration of the respective representations, acknowledgements, and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:
1.The term of this Agreement is for the one-year period commencing on the day after Employee’s full-time status with EQT ceases. During that period, Employee will hold the position of an Executive Alternative Work Arrangement employee of EQT. Employee’s status as Executive Alternative Work Arrangement (and this one-year Agreement) will automatically renew annually unless either party terminates this Agreement by written notice to the other not less than 30 days prior to the renewal date. The automatic annual renewals of this Agreement will cease, however, at the end of five years of Executive Alternative Work Arrangement employment status.
2.During each one‑year period in Executive Alternative Work Arrangement employment status, Employee is required to provide no less than 100 hours of service to EQT. During each one-year period, Employee will also make himself/herself available for up to 300 additional hours of service upon request from the Company. All such hours of service will occur during the Company’s regularly scheduled business hours (unless otherwise agreed by the parties), and no more than fifty (50) hours will be scheduled per month (unless otherwise agreed by the parties).
3.Employee shall be paid an hourly rate for Employee’s actual services provided under this Agreement. The hourly rate shall be Employee’s annual base salary in effect immediately prior to Employee’s change in employee classification to Executive Alternative Work Arrangement employment status divided by 2080. Employee shall submit monthly time sheets in a form agreed upon by the parties, and Employee will be paid on regularly scheduled payroll dates in accordance with the Company’s standard payroll practices following submission of his/her time sheets. Notwithstanding the foregoing, in the event that during any one-year period in Executive Alternative Work Arrangement employment status, EQT requests Employee to provide less than 100 hours of service, EQT shall pay Employee for a minimum of 100 hours of service (regardless of the actual number of hours of service), with any remaining amount owed payable on the next regularly scheduled payroll date following the end of the applicable one-year period. If either party terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof, no additional compensation will be paid to Employee pursuant to this Section 3.
4.Employee shall be eligible to continue to participate in the group medical (including prescription drug), dental and vision programs in which Employee participated immediately before the classification change to Executive Alternative Work Arrangement (as such plans might be modified by the Company from time-to-time), but Employee will be required to pay 100% of the Company’s premium (or premium equivalent) rates to the carriers (the full active employee premium rates – both the employee portion and the employer portion - as adjusted year-to-year) for participation in such group insurance programs. If Employee completes five years of Executive Alternative Work Arrangement employment status or if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, Employee will be allowed to participate in such group insurance programs at 102% of the then-applicable full active employee premium rates (both the employee portion and the employer portion) until the earlier of: (i) Employee becomes eligible to receive Medicare benefits and (ii) Employee reaches age 70, even though Employee is no longer employed by EQT. Employee acknowledges that, to the extent, if at all, the Company’s cost to include Employee in the group insurance programs pursuant to this paragraph exceeds the cost paid by the Employee, the benefits provided hereunder may result in taxable income to the Employee. All amounts required to be paid by Employee pursuant to this paragraph shall be due not later than 30 days after written notice thereof is sent by the Company. Company may terminate the benefits provided under this Agreement upon 30 days written notice of any failure by Employee to timely perform his/her payment obligation hereunder, unless such failure is earlier cured.
5.During the term of this Agreement, Employee will continue to receive service credit for purposes of calculating the value of the Medical Spending Account.
6.Employee shall not be eligible to participate in the Company’s life insurance and disability insurance programs, 401(k) Plan, ESPP, or any other retirement or welfare benefit programs or perquisites of the Company. Likewise, Employee shall not receive any paid vacation, paid holidays or car allowance.
7.Employee is not eligible to receive bonus payments under any short-term incentive plans of EQT, and is not eligible to receive any new grants under EQT’s long-term incentive plans, programs or arrangements.
8.Effective not later than the commencement of this Executive Alternative Work Arrangement, Employee shall be deemed to have retired for purposes of measuring vesting and/or post‑termination exercise periods of all forms of long term incentive awards. The timing of any payments for such awards will be as provided in the underlying plans, programs or arrangements and is subject to any required six-month delay in payment if Employee is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of Employee’s separation from service, with respect to payments made by reason of Employee’s separation from service. Nothing in this paragraph 8, or in paragraph 7, shall prevent (a) the continued vesting of previously granted long-term incentive awards to the extent the award agreement therefore expressly contemplates continued vesting while the recipient serves as a member of the Board of Directors of the Company or an affiliate or (b) grants of non-employee director awards to an individual solely because such individual serves on the Board of Directors of the Company or an affiliate. Notwithstanding anything contained herein to the contrary, any special vesting and/or payment provisions applicable to Employee’s long-term incentive awards pursuant to that certain Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement between EQT and Employee dated July 29, 2015 (as amended from time to time, the “Non-Competition Agreement”) shall apply and be given effect.
9.The Company shall either pay on behalf of Employee or reimburse Employee for the cost of (i) monthly dues for one country club and one dining club (such clubs to be approved by the Company’s Chief Executive Officer), and (ii) executive level physicals (currently “gold” level) and related health and wellness services for Employee and Employee’s spouse (up to a maximum annual benefit of $15,000), in each case during the term of this Agreement or, if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, through the fifth anniversary hereof in accordance with and on the dates specified in the Company’s policies; provided, however, that no such payments or reimbursements shall be made until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of the Code; provided, further, that to the extent reimbursed or paid, all reimbursements and payments with respect to expenses incurred within a particular year shall be made no later than the end of Employee’s taxable year following the taxable year in which the expense was incurred. The amount of payments or reimbursable expenses incurred in one taxable year of Employee shall not affect the amount of reimbursable expenses in a different taxable year, and such payments or reimbursement shall not be subject to liquidation or exchange for another benefit.
10.Employee shall continue to have mobile telephone service and reasonable access to the Company’s Help Desk during the term of this Agreement or, if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, through the fifth anniversary hereof; provided, however, if the provision of such service will result in taxable income to Employee, then no such taxable service shall be provided until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of the Code.

11.Employee shall receive tax, estate and financial planning services from providers approved in advance by the Company during the term of this Agreement or, if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, through the fifth anniversary hereof, in amount not to exceed $15,000 per calendar year, to be paid directly by the Company in accordance with and on the dates specified in the Company’s policies; provided, however, that no such payments or reimbursements shall be made until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of Code; provided, further, that to the extent reimbursed or paid, all reimbursements and payments with respect to expenses incurred within a particular year shall be made no later than the end of Employee’s taxable year following the taxable year in which the expense was incurred. The amount of payments or reimbursable expenses incurred in one taxable year of Employee shall not affect the amount of payments or reimbursable expenses in a different taxable year, and such payments or reimbursement shall not be subject to liquidation or exchange for another benefit.
12.During the term of this Agreement, Employee shall maintain an ownership level of Company stock equal to not less than one-half of the value last required as a full-time Employee. In the event that at any time during the term of this Agreement Employee does not maintain the required ownership level, Employee shall promptly notify the Company and increase his or her ownership to at least the required level. Any failure of Employee to maintain at least the required ownership level for more than three months during the term of this Agreement shall constitute and be deemed to be an immediate termination by Employee of his or her Executive Alternative Work Arrangement.
13.This Agreement sets forth all of the payments, benefits, perquisites and entitlements to which Employee shall be entitled upon assuming Executive Alternative Work Arrangement employment status. Employee shall not be entitled to receive any gross-up payments for any taxes or other amounts with respect to amounts payable under this Agreement.
14.Nothing in this Agreement shall prevent or prohibit the Company from modifying any of its employee benefits plans, programs, or policies.
15.Non-Competition and Non-Solicitation. The covenants as to non-competition and non-solicitation contained in Section 1, and as to notification of subsequent employment in Section 12, in each case of the Non-Competition Agreement shall remain in effect throughout Employee’s employment with EQT in Executive Alternative Work Arrangement employment status and for a period of thirty (30) months, in the case of non-competition covenants; thirty (30) months, in the case of non-solicitation covenants relating to customers and prospective customers; and thirty-six (36) months, in the case of non-solicitation covenants relating to employees, consultants, vendors or independent contractors, in each case after the termination of Employee’s employment as an Executive Alternative Work Arrangement employee. It is understood and agreed that if Employee’s employment as an Executive Alternative Work Arrangement employee terminates for any reason in the midst of any one-year term period as provided under this Agreement (including, without limitation, a termination pursuant to Sections

4, 12 or 17 of this Agreement), the covenants as to non-competition and non-solicitation contained in the Non-Competition Agreement shall remain in effect throughout the remainder of that one-year term and for a period of thirty (30) months, in the case of non-competition covenants, and thirty-six (36) months, in the case of non-solicitation covenants, months thereafter.
16.Confidential Information and Non-Disclosure. Employee acknowledges and agrees that Employee’s employment by the Company necessarily involves Employee’s knowledge of and access to confidential and proprietary information pertaining to the business of the Company. Accordingly, Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of Employee's employment, Employee will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of Employee, any person, corporation or other entity other than the Company, (i) any information concerning any financial matters, employees of the Company, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company, or (iii) any other information related to the Company which has not been published and is not generally known outside of the Company. Employee acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company. Nothing in this Section 16 prohibits Employee from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation.
17.EQT may terminate this Agreement and Employee’s employment at any time for Cause. Solely for purposes of this Agreement, “Cause” shall mean: (i) Employee’s conviction of a felony, a crime of moral turpitude or fraud or Employee having committed fraud, misappropriation or embezzlement in connection with the performance of his/her duties; (ii) Employee’s willful and repeated failures to substantially perform assigned duties; or (iii) Employee’s violation of any provision of this Agreement or express significant policies of the Company. If the Company terminates Employee’s employment for Cause, the Company shall give Employee written notice setting forth the reason for his/her termination not later than 30 days after such termination.
18.Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to the Employee's employment with EQT or the termination of such employment, EQT may seek recourse for injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, EQT and the Employee agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Pittsburgh, Pennsylvania in accordance with this Section 18 of this Agreement and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards, if any, rendered by a panel of three (3) arbitrators (the “Arbitration Panel”). EQT and the Employee shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and AAA shall select a third arbitrator from the Commercial Panel. Any award rendered by the Arbitration Panel shall be final, binding and confidential as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof.
19.EQT shall have the authority and the right to deduct or withhold, or require Employee to remit to EQT, an amount sufficient to satisfy federal, state, and local taxes (including Employee’s FICA obligation) required by law to be withheld with respect to any payment or benefit provided pursuant to this Agreement. The obligations of EQT under this Agreement will be conditioned on such payment or arrangements and EQT will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Employee.
20.It is understood and agreed that upon Employee’s discontinuation of full-time employment and transition to Executive Alternative Work Arrangement employment status hereunder, Employee has no continuing rights under Section 3 of the Non-Competition Agreement and such section shall have no further force or effect.
21.The provisions of this Agreement are severable. To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable.
22.This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.
23.This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.
24.This Agreement supersedes all prior agreements and understandings between EQT and Employee with respect to the subject matter hereof (oral or written), including but not limited to Section 3 of the Non-Competition Agreement. It is understood and agreed, however, that the covenants as to non-competition, non-solicitation, confidentiality and nondisclosure contained in Sections 1 and 2 of the Non-Competition Agreement remain in effect as modified herein, along with the provisions in Sections 4, 5, 6, 7, 8, 11 and 12 of the Non-Competition Agreement.
25.This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties, provided that the Company may amend this Agreement from time to time without Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Employee.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EQT CORPORATION By: /s/ Charlene Petrelli Vice President and Chief Human Resources Officer Title 10/26/2018 Date	EMPLOYEE /s/ David L. Porges Name: David L. Porges 10/25/2018 Date